Exhibit 99.1

Onterris Reports Third Quarter Results, Reiterates Full-Year 2026 Guidance, Announces Completed Acquisitions, and Provides Update on Board-led Strategic Review Process

Ongoing Strategic Review

•
Board-led strategic review remains ongoing
•
To date, the Company has engaged with a number of strategic and financial parties
•
The Company engaged Evercore Group L.L.C. and AEC Advisors LLC as financial advisors and Kirkland & Ellis LLP as legal counsel in connection with the review

Third Quarter 2026 Highlights (comparisons to third quarter 2025)

•
Revenue of $203.0 million, compared to $224.9 million, reflects lower recovery services revenue from a large-scale environmental emergency response in the prior year period
•
Net income increased to $9.0 million, or $0.24 per diluted share attributable to common stockholders (EPS), compared with $8.4 million, or $0.21 EPS
•
Adjusted Net Income1 increased to $21.3 million, or $0.56 per diluted share1 (Adj EPS1), compared with $14.2 million, or $0.36 Adj EPS1
•
Record third quarter Consolidated Adjusted EBITDA1 of $35.9 million and record quarterly Consolidated Adjusted EBITDA1 as a percentage of revenue of 17.7%, increased from $33.7 million and 15.0%
•
Third-quarter operating cash flow increased 46% to $40.9 million from $28.1 million, reducing leverage to 2.9 times and increasing financial flexibility

Acquisitions Completed in Second Half of 2026

•
Completed three small tuck-in and highly accretive acquisitions, expanding the Company's geographic footprint and supporting the strategy of disciplined investment in integrated environmental solutions and technology-driven growth

1 Consolidated Adjusted EBITDA, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) per share, and Net Service Revenue are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

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Full-Year 2026 Guidance Reiterated

•
Onterris continues to focus on strong margin expansion. Midpoints of reiterated guidance represent at least 150 basis points of margin expansion compared to 2025.
•
Onterris continues to expect to convert 60.0% of full-year Consolidated Adjusted EBITDA1 into operating cash flow and generate $30.0 million to $40.0 million in operating cash flow in the fourth quarter of 2026.
•
Onterris continues to expect a year-end 2026 leverage ratio of approximately 2.5x, consistent with prior year, which includes the impact of funding of $13.9 million for recently completed acquisitions, $30.0 million of share repurchases and $15.2 million of expected contingent consideration payments in 2026.

Little Rock, Arkansas (November 4, 2026) – Onterris, Inc. (the “Company,” “Onterris” or “ONT”) (NYSE: ONT), a global environmental solutions company solving complex challenges for planet and progress, today announced results for the third quarter ended September 30, 2026.

Onterris President and Chief Executive Officer, Vijay Manthripragada, commented, “Our third-quarter results demonstrate meaningful progress against our objectives for the year. Compared to prior year, we delivered higher Adjusted EBITDA, record consolidated margins and stronger cash generation despite lower reported revenue due to the normalization of episodic environmental emergency response-related recovery services. Strong growth in core consulting and water treatment services reinforces the underlying demand for our solutions, while improved project execution, favorable business mix and cost discipline are strengthening the profitability of our platform. In addition, we restarted acquisitions, with three small and highly accretive transaction completed during the second half of this year. We expect to continue our acquisition strategy, while maintaining our leverage goals.”

Mr. Manthripragada continued, “Our unique integrated model is increasingly important as clients address more complex environmental requirements. Strong demand from clients is partially why we are now #5 in ENR's global ranking of top environmental firms. Our unique portfolio of solutions continues to resonate in the marketplace. As we look to the future, based on commercial and operational initiatives currently underway, we expect to achieve compound annual growth in revenue and Adjusted EBITDA of ~15% and ~25%, respectively, through 2030.”

Third Quarter 2026 Results

Revenue in the third quarter of 2026 was $203.0 million compared to $224.9 million in the prior-year quarter, a decrease of $21.8 million. The largest component of the year-over-year variance was the absence of revenue associated with a single large environmental event that included emergency response and recovery services and generated $45.4 million of revenue in the prior-year quarter. Excluding that single recovery event, consolidated revenue increased approximately $23.6 million, or 13.1%. Net Service Revenue1 (NSR) increased to $162.5 million in the third quarter of 2026, compared with $160.5 million in the prior-year quarter. The difference between the change in revenue and the change in NSR1 primarily reflects the reduction in subcontractor costs associated with the recovery

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services revenue generated by the single large event. Emergency response revenue was $17.0 million and $11.5 million in the current and prior-year quarters, respectively.

Income from operations in the third quarter of 2026 was $12.3 million, compared to $9.9 million in the prior-year quarter. The increase reflected higher margins due to improved project mix and operating efficiencies, lower amortization expenses and corporate costs, which more than offset the impact of lower reported revenue.

Net income in the third quarter of 2026 was $9.0 million, or $0.24 EPS, compared to net income of $8.4 million, or $0.21 EPS, in the prior-year quarter. Higher operating income and lower income tax expense more than offset lower other income and higher net interest expenses. EPS increased $0.03, reflecting higher net income and a lower diluted weighted-average share count following the full redemption of the then outstanding Series A-2 Preferred Stock in the prior year, and the repurchase of 1.6 million shares of common stock in the current year.

Adjusted Net Income1 and Adj EPS1 in the third quarter of 2026 were $21.3 million and $0.56, respectively, compared to $14.2 million and $0.36, respectively, in the prior-year quarter. These increases primarily reflect higher income from operations and lower non-operating income adjustments, namely the removal of a $3.7 million insurance gain in the current year, compared to the removal of a $10.6 million fair value gain in the prior year related to the redemption of the Series A-2 Preferred Stock, with Adj EPS1 also benefiting from a lower fully diluted weighted-average share count.

Consolidated Adjusted EBITDA1 in the third quarter of 2026 was $35.9 million, or 17.7% of revenue, compared to $33.7 million, or 15.0% of revenue, in the prior-year quarter. The approximately $2.2 million increase in Consolidated Adjusted EBITDA1 and 270 basis-point improvement as a percent of revenue primarily reflected lower corporate and other costs and improved profitability in the Consulting and Treatment segment.

Cash Flow, Liquidity and Capital Resources

Onterris generated $40.9 million of operating cash flow in the third quarter of 2026, an increase of $12.8 million, or 46%, compared with $28.1 million in the prior-year quarter. Third-quarter 2026 performance supports the Company's guidance of generating $30.0 million to $40.0 million of operating cash flow in the fourth quarter of 2026.

For the nine months ended September 30, 2026, net cash provided by operating activities was $35.4 million, compared with $55.5 million in the prior-year period. This $20.1 million decrease primarily reflected incremental bonus payments of $16.0 million in first-quarter 2026 for accrued annual 2025 bonuses due to financial outperformance.

As of September 30, 2026, Onterris reported a leverage ratio under the 2025 Credit Facility of 2.9x, compared with 3.2x at June 30, 2026. Total available liquidity was $192.0 million, including $20.1 million of cash and $171.9 million of availability on its revolving line of credit.

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Board-led Strategic Review Process

As previously disclosed, on August 5, 2026, Onterris announced a comprehensive Board-led strategic review, which remains ongoing. To date, the Company has engaged with a number of strategic and financial parties. The Company has engaged Evercore and AEC Advisors as financial advisors and Kirkland & Ellis as legal counsel in connection with the review.

The Board has not set a timetable for the conclusion of its process, there can be no assurance that the process will result in any transaction or other outcome, and Onterris does not intend to comment further regarding the process unless and until it determines that further disclosure is appropriate or necessary.

Webcast and Conference Call

Onterris will host an earnings webcast and conference call on Thursday, November 5, 2026, at 8:30 a.m. Eastern Time. A question-and-answer session will follow the prepared remarks.

A live webcast of the conference call will be available in the Investors section of the Onterris website at ir.onterris.com. To participate in the live call, dial (800) 717-1738 (toll-free in the U.S. and Canada) or +1 (646) 307-1865 (international) approximately ten minutes before the scheduled start. A telephonic replay will be available beginning at 1:00 p.m. Eastern Time on the day of the call through Thursday, November 19, 2026. To listen to the archived call, dial (412) 317-6671 and enter replay PIN 1120176. The webcast replay will be available on the Onterris website.

About Onterris

Onterris is a global environmental solutions company partnering with organizations to solve complex challenges where environmental pressures, regulatory expectations and operational risks intersect. Guided by our mission to advance the way of life without compromising the integrity of our environment, we believe environmental responsibility and human progress are fundamentally connected. Our scientists, engineers, field teams and consultants apply systems thinking that unites science, data and practical expertise to deliver solutions that strengthen our clients’ resilience, mitigate risk and help protect the air, water and soil that sustain communities, while uncovering responsible paths forward for planet and progress. For more information, visit Onterris.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. These forward-looking statements include those regarding Full-Year 2026 Guidance and the benefits of the Board-led strategic review process. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and

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uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Factors or events that could cause actual results to differ may also arise from time to time, and the Company cannot predict all of them. These factors and events include (i) general global economic, business and other conditions, including inflationary and interest rate pressures and tariffs and other trade tensions, the cyclical nature of our industry and the significant fluctuations in events that impact our business; (ii) the parts of our business that depend on difficult to predict natural or manmade events and the fluctuations in our revenue and customer concentration as a result thereof; (iii) our ability to adapt to changing technology, industry standards or regulatory requirements, including emerging environmental, social and governance requirements; (iv) the highly competitive nature of our business; (v) significant environmental governmental regulation or de-regulation; (vi) our ability to execute on our acquisition strategy and successfully integrate and realize benefits from our acquisitions; (vii) our ability to maintain and expand our client base; (viii) our ability to attract and retain qualified managerial and skilled technical personnel; (ix) safety-related issues; (x) any failure in or breach of our networks and systems or other forms of cyber-attack; (xi) our ability to promote and develop our new brand; (xii) our ability to maintain necessary accreditations and other authorizations in varying jurisdictions; (xiii) allegations regarding compliance with professional standards, duties and statutory obligations and our ability to provide accurate results; (xiv) the lack of formal long-term agreements with many of our clients; (xv) government clients and contracts; (xvi) our ability to maintain our prices and manage costs; (xvii) our ability to protect our intellectual property or claims that we infringe on the intellectual property rights of others; (xviii) laws and regulations regarding handling of confidential information; (xix) our international operations; (xx) whether the objectives of the strategic review process will be achieved; (xxi) the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; (xxii) the risk that the board review and its announcement could have an adverse effect on our ability to retain and hire key personnel and maintain relationships with partners, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; (xxiii) the risk the board review could divert the attention and time of our management; (xxiv) the risk of any unexpected costs or expenses resulting from the review; and (xxv) the risk of any litigation relating to the review.

Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contacts

Investor Relations

Adrianne D. Griffin

Senior Vice President, Investor Relations & Treasury

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(949) 988-3383

ir@onterris.com

Media Relations

Lauren Dowling
Senior Vice President, Marketing & Communications
(214) 514-9809

pr@onterris.com

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$203,044	$224,888	$558,223	$637,265
Cost of revenues (exclusive of depreciation and amortization shown below)	114,777	136,284	320,646	377,492
Selling, general and administrative expense	63,386	65,696	187,669	205,611
Fair value changes in business acquisition contingencies	—	13	(697)	844
Depreciation and amortization	12,599	12,958	37,932	39,015
Income from operations	12,282	9,937	12,673	14,303
Other income, net	4,541	10,761	6,412	19,084
Interest expense, net	(5,564)	(5,039)	(16,501)	(14,872)
Total other income (expense), net	(1,023)	5,722	(10,089)	4,212
Income before expense from income taxes	11,259	15,659	2,584	18,515
Income tax expense	2,273	7,281	4,922	11,140
Net income (loss)	$8,986	$8,378	$(2,338)	$7,375

Equity adjustment from foreign currency translation	398	(270)	(1,496)	(1,881)
Comprehensive income (loss)	9,384	8,108	(3,834)	5,494

Weighted average common shares outstanding
Basic	35,132	35,300	35,661	35,003
Diluted	38,033	39,935	35,661	39,547
Net income (loss) per share attributable to common stockholders
Basic	$0.26	$0.24	$(0.07)	$0.09
Diluted	$0.24	$0.21	$(0.07)	$0.08
Net income (loss) attributable to common stockholders
Net income (loss)	$8,986	$8,378	$(2,338)	$7,375
Convertible and redeemable series A-2 preferred stock dividend	—	—	—	(4,150)
Net income (loss) attributable to common stockholders	$8,986	$8,378	$(2,338)	$3,225

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets
Cash, cash equivalents and restricted cash	$20,109	$11,223
Accounts receivable, net	129,159	155,380
Contract assets	69,951	58,831
Prepaid and other current assets	22,170	14,959
Total current assets	241,389	240,393
Non-current assets
Property and equipment, net	65,489	63,853
Operating lease right-of-use asset, net	34,407	36,560
Finance lease right-of-use asset, net	36,054	37,595
Goodwill	466,196	466,786
Other intangible assets, net	112,696	126,383
Other assets	9,441	9,726
Total assets	$965,672	$981,296
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$57,798	$71,778
Accrued payroll and benefits	35,268	52,773
Business acquisitions contingent consideration, current	6,182	14,883
Current portion of operating lease liabilities	10,959	10,735
Current portion of finance lease liabilities	6,825	6,602
Current portion of long-term debt	11,295	11,230
Total current liabilities	128,327	168,001
Non-current liabilities
Business acquisitions contingent consideration, long-term	—	2,755
Other non-current liabilities	6,014	7,088
Deferred tax liabilities, net	21,893	21,817
Operating lease liability, net of current portion	25,974	28,215
Finance lease liability, net of current portion	22,985	25,180
Long-term debt, net of deferred financing fees	311,023	277,065
Total liabilities	$516,216	$530,121
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at September 30, 2026 and December 31, 2025; issued shares: 36,778,284 and 35,929,665 at September 30, 2026 and December 31, 2025, respectively; outstanding shares: 35,150,521 and 35,929,665 at September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	760,029	727,927
Accumulated deficit	(275,851)	(273,513)
Accumulated other comprehensive loss	(4,735)	(3,239)
Treasury stock, at cost; 1,627,763 and 0 shares at September 30, 2026 and December 31, 2025, respectively	(29,987)	—
Total stockholders’ equity	449,456	451,175
Total liabilities and Stockholders’ Equity	$965,672	$981,296

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income (loss)	$(2,338)	$7,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision (recovery) for credit loss	(1,231)	7,038
Depreciation and amortization	37,932	39,015
Non-cash leases expense	8,590	8,894
Stock-based compensation expense	28,424	33,777
Fair value changes in financial instruments	(2,525)	(18,394)
Write off of deferred financing costs	—	913
Deferred income taxes	76	(2,266)
Other operating activities, net	(1,345)	948
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	16,194	(28,755)
Prepaid expenses and other current assets	(2,684)	(2,823)
Income taxes	(2,470)	—
Accounts payable and other accrued liabilities	(13,897)	6,094
Accrued payroll and benefits	(17,505)	12,051
Change in operating leases	(8,531)	(8,871)
Other assets	423	552
Gain on insurance recovery	(3,700)	—
Net cash provided by operating activities	$35,413	$55,548
Investing activities:
Purchases of property and equipment	(12,203)	(10,934)
Proceeds from the sale of property and equipment	254	89
Proprietary software development and other software costs	(2,254)	(1,759)
Acquisition of assets	(5,103)	—
Proceeds from insurance settlement related to business combination	3,700	—
Net cash used in investing activities	$(15,606)	$(12,604)
Financing activities:
Proceeds from revolving line of credit	320,093	386,397
Repayment of the revolving line of credit	(276,760)	(305,518)
Repayment of aircraft loan	(915)	(853)
Proceeds from term loan	—	200,000
Repayment of term loan	(7,500)	(189,218)
Payment of contingent consideration and other purchase price true ups	(10,759)	(5,458)
Repayment of finance leases	(8,430)	(8,923)
Payments of deferred financing costs	—	(2,189)
Proceeds from issuance of common stock for exercised stock options	3,678	405
Proceeds from building sale leaseback	—	2,500
Dividend payment to the series A-2 stockholders	—	(4,150)
Redemption of series A-2 preferred stock	—	(122,235)
Repurchases of common stock	(29,987)	—
Net cash used in financing activities	$(10,580)	$(49,242)
Change in cash, cash equivalents and restricted cash	9,227	(6,298)
Foreign exchange impact on cash balance	(341)	99
Cash, cash equivalents and restricted cash:
Beginning of year	11,223	12,935
End of period	$20,109	$6,736

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SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2026		2025
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)
Consulting and Treatment	$141,984	$30,837	$161,930	$29,848
Measurement and Analysis	61,060	15,961	62,958	17,283
Total Reportable Segments	$203,044	$46,798	$224,888	$47,131

	Nine Months Ended September 30,
	2026		2025
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)
Consulting and Treatment	$382,168	$78,855	$452,482	$83,932
Measurement and Analysis	176,055	41,875	184,783	49,354
Total Reportable Segments	$558,223	$120,730	$637,265	$133,286

_____________________________________

(1)
To evaluate segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.

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Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gains or losses, as set forth in greater detail in the table below. Basic Adj EPS represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period. Diluted Adj EPS represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period. Net Service Revenue represents revenue from our labor services and is calculated as revenue less subconsultants and non-labor direct costs.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adj EPS are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS in conjunction with the related GAAP measures.

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Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2026. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, and fair value changes. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

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Onterris, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$8,986	$8,378	$(2,338)	$7,375
Amortization of intangible assets	6,331	7,275	19,667	22,991
Stock-based compensation(1)	9,733	9,220	28,424	33,777
Acquisition costs(2)	151	754	369	1,790
Fair value changes in financial instruments(3)	(1,031)	(10,354)	(2,273)	(18,394)
Fair value changes in business acquisition contingencies(4)	—	13	(697)	844
Rebranding expenses	587	—	3,110	—
Proceeds from insurance settlement related to business combination(5)	(3,700)	—	(3,700)	—
Other losses and expenses(6)	741	372	3,356	1,857
Tax effect of adjustments(7)	(456)	(1,446)	(12,749)	(5,255)
Adjusted Net Income	$21,342	$14,212	$33,169	$44,985
Preferred dividends Series A-2	—	—	—	(4,150)
Adjusted Net Income attributable to stockholders	$21,342	$14,212	$33,169	$40,835

Net Income (Loss) per share attributable to stockholders	$0.26	$0.24	$(0.07)	$0.09
Basic Adjusted Net Income per share(8)	$0.61	$0.40	$0.93	$1.17
Diluted Adjusted Net Income per share(9)	$0.56	$0.36	$0.86	$1.03

Weighted average common shares outstanding	35,132	35,300	35,661	35,003
Fully diluted shares	38,033	39,935	38,673	39,547

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors and selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts for the three and nine months ended September 30, 2026 relate to the change in fair value of the interest rate swap instruments. Amounts for the three and nine months ended September 30, 2025 relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the beginning of the relevant period and the expected (or actual) value of earn-outs at the end of the relevant period.
(5)
Proceeds from a representations and warranties insurance settlement related to a previously completed acquisition.
(6)
Amount for the three months ended September 30, 2026 consists primarily of third-party costs associated with a global IT migration and expenses associated with the Board-led strategic review. Amount for the nine months ended September 30, 2026 consists primarily of severance costs related to organizational restructuring of business lines within the Company's former Assessment, Permitting and Response and Remediation and Reuse segments, third-party costs associated with a global IT migration, and expenses associated with the Board-led strategic review. Amount for the three months ended September 30, 2025 consists primarily of severance costs. Amount for the nine months ended September 30, 2025 consists primarily of the aforementioned severance costs, non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions.
(7)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of September 30, 2026.
(8)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(9)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Onterris.com	13
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Onterris, Inc.

Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$8,986	$8,378	$(2,338)	$7,375
Interest expense	5,564	5,039	16,501	14,872
Income tax expense	2,273	7,281	4,922	11,140
Depreciation and amortization	12,599	12,958	37,932	39,015
EBITDA	$29,422	$33,656	$57,017	$72,402
Stock-based compensation(1)	9,733	9,220	28,424	33,777
Acquisition costs(2)	151	754	369	1,790
Fair value changes in financial instruments(3)	(1,031)	(10,354)	(2,273)	(18,394)
Fair value changes in business acquisition contingencies(4)	—	13	(697)	844
Rebranding expenses	587	—	3,110	—
Proceeds from insurance settlement related to business combination(5)	(3,700)	—	(3,700)	—
Other losses and expenses(6)	741	372	3,356	1,857
Consolidated Adjusted EBITDA	$35,903	$33,661	$85,606	$92,276

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors and selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts for the three and nine months ended September 30, 2026 relate to the change in fair value of the interest rate swap instruments. Amounts for the three and nine months ended September 30, 2025 relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the beginning of the relevant period and the expected (or actual) value of earn-outs at the end of the relevant period.
(5)
Proceeds from a representations and warranties insurance settlement related to a previously completed acquisition.
(6)
Amount for the three months ended September 30, 2026 consists primarily of third-party costs associated with a global IT migration and expenses associated with the Board-led strategic review. Amount for the nine months ended September 30, 2026 consists primarily of severance costs related to organizational restructuring of business lines within the Company's former Assessment, Permitting and Response and Remediation and Reuse segments, third-party costs associated with a global IT migration, and expenses associated with the Board-led strategic review. Amount for the three months ended September 30, 2025 consists primarily of severance costs. Amount for the nine months ended September 30, 2025 consists primarily of the aforementioned severance costs, non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions.

Onterris.com	14
Press Release

Onterris, Inc.

Reconciliation of Revenue to Net Service Revenue

(In thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$203,044	$224,888	$558,223	$637,265
Subconsultants and non-labor direct costs, including intercompany	(46,307)	(67,247)	(113,114)	(168,851)
Intercompany portion of subconsultants and non-labor direct costs	5,762	2,842	12,642	9,530
Net Service Revenue	$162,499	$160,483	$457,751	$477,944

Onterris.com	15
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